EXHIBIT 99.1

Johnson Outdoors Reports Fiscal Second Quarter Results

RACINE, Wis., May 02, 2025 (GLOBE NEWSWIRE) -- Johnson Outdoors Inc. (Nasdaq:JOUT), a leading global innovator of outdoor recreation equipment and technology, today announced operating results for the Company’s second fiscal quarter ending March 28, 2025.

“Our second quarter results reflect continued market challenges and a cautious retail and trade environment. However, we saw positive results from new products in Humminbird and Jetboil, underscoring the critical importance of our ongoing investment in innovation,” said Helen Johnson-Leipold, Chairman and Chief Executive Officer. “Looking ahead, tariffs will impact our business, despite the fact that we are an American company with U.S.-based manufacturing and operations. We are working on multiple paths to mitigate as much of the tariff impact as possible. Our sustained focus on our strategic priorities, as well as leveraging our strong debt-free balance sheet and cash position, will help us as we navigate the uncertain economic environment ahead.”

SECOND QUARTER RESULTS
Total Company net sales in the second quarter declined 4 percent to $168.3 million compared to $175.9 million in the prior year second fiscal quarter.

  Fishing revenue decreased 3 percent due to continued market and macroeconomic dynamics affecting consumers
  Camping & Watercraft Recreation sales were down 12 percent, with growth in Jetboil partially offsetting the declines in watercraft and the exit of the Eureka! business
  Diving sales decreased 7 percent, primarily due to softening market demand and economic uncertainty across all geographic regions

Total Company operating profit was $4.9 million for the second fiscal quarter versus operating loss of $(0.25) million in the prior year second quarter. Gross margin was relatively flat at 35.0 percent, compared to 34.9 percent in the prior year quarter. Operating expenses of $54.0 million decreased $7.7 million from the prior year period, due primarily to lower sales volumes between quarters, as well as lower promotions expense, and decreased expense on the Company’s deferred compensation plan.

Profit before income taxes was $4.2 million in the current year quarter, compared to $3.0 million in the prior year second quarter. The improvement in operating profit noted above was partially offset by an increase in Other expense of approximately $3.4 million due primarily to a decline in earnings on the Company’s deferred compensation plan. Net income was $2.3 million, or $0.22 per diluted share, versus $2.2 million, or $0.21 per diluted share in the previous year’s second quarter. The effective tax rate was 44.6 percent compared to 28.4 percent in the prior year second quarter.

YEAR-TO-DATE RESULTS
Fiscal 2025 year-to-date net sales were $276.0 million, a 12.2 percent decrease over last year’s first fiscal six-month period. Total Company operating loss declined to $(15.3) million, compared to $(0.2) million in the prior fiscal year-to-date period. Gross margin decreased slightly to 33.0 percent, compared to 36.3 percent in the prior year-to-date period. Operating expenses were $106.4 million in the six-month period ending March 28, 2025, a decrease of $8.1 million from the first half of the prior year due to the same factors noted above for the quarter.

Loss before income taxes for the year-to-date period was $(14.8) million, versus profit before income taxes of $8.9 million in the first six months of the prior year. In addition to the decline in operating profit, Other expense increased by $8.1 million, primarily due to a decrease in earnings on the Company’s deferred compensation plan of approximately $5.9 million. In addition, the prior year-to-date period included a gain on the sale of a building of approximately $1.9 million. Net loss during the first fiscal six months was $(13.0) million, or $(1.26) per diluted share, versus net income of $6.1 million, or $0.59 per diluted share, in the prior fiscal year-to-date period. The Company’s effective tax rate decreased to 12.1 percent in the current year versus 31.4 percent in the prior year six-month period.

OTHER FINANCIAL INFORMATION
The Company reported cash and short-term investments of $94.0 million as of March 28, 2025. Depreciation and amortization were $10.0 million in the six months ending March 28, 2025, compared to $9.9 million in the prior six-month period. Capital spending totaled $7.4 million in the current six-month period compared with $10.2 million in the prior year period. In February 2025, the Company’s Board of Directors approved a quarterly cash dividend to shareholders of record as of April 10, 2025, which was payable April 24, 2025.

“We continued to drive our inventory levels lower, and our cash balance remains healthy. Although we’ve been focused on strategically managing costs while also making investments to strengthen the business, the evolving macroeconomic situation brings additional challenges. We’re working through short- and long-term strategies to mitigate the tariff-related impact of potential increases in the costs of our raw materials and purchased components,” said David W. Johnson, Vice President and Chief Financial Officer.

WEBCAST
The Company will host a conference call and audio web cast at 11:00 a.m. Eastern Time on Friday, May 2, 2025. A live listen-only web cast of the conference call may be accessed at Johnson Outdoors’ home page or here. A replay of the call will be available for 30 days on the Internet.

About Johnson Outdoors Inc.

JOHNSON OUTDOORS is a leading global innovator of outdoor recreation equipment and technologies that inspire more people to experience the awe of the great outdoors. The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft Recreation, Fishing, Diving and Camping. Johnson Outdoors' iconic brands include: Old Town® canoes and kayaks; Carlisle® paddles; Minn Kota® trolling motors, shallow water anchors and battery chargers; Cannon® downriggers; Humminbird® marine electronics and charts; SCUBAPRO® dive equipment; and Jetboil® outdoor cooking systems.

Visit Johnson Outdoors at http://www.johnsonoutdoors.com

Safe Harbor Statement

Certain matters discussed in this press release are “forward-looking statements,” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical fact are considered forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "confident," "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated. Factors that could affect actual results or outcomes include the matters described under the caption “Risk Factors” in Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission on December 11, 2024, and the following: changes in economic conditions, consumer confidence levels and discretionary spending patterns in key markets; uncertainties stemming from political instability (and its impact on the economies in jurisdictions where the Company has operations), uncertainties stemming from changes in U.S. trade policies, tariffs, and the reaction of other countries to such changes; the global outbreaks of disease, such as the COVID-19 pandemic, which has affected, and may continue to affect, market and economic conditions, along with wide-ranging impacts on employees, customers and various aspects of our operations; the Company’s success in implementing its strategic plan, including its targeted sales growth platforms, innovation focus and its increasing digital presence; litigation costs related to actions of and disputes with third parties, including competitors; the Company’s continued success in its working capital management and cost-structure reductions; the Company’s success in integrating strategic acquisitions; the risk of future write-downs of goodwill or other long-lived assets; the ability of the Company’s customers to meet payment obligations; the impact of actions of the Company’s competitors with respect to product development or enhancement or the introduction of new products into the Company’s markets; movements in foreign currencies, interest rates or commodity costs; fluctuations in the prices of raw materials or the availability of raw materials or components used by the Company; any disruptions in the Company’s supply chain as a result of material fluctuations in the Company’s order volumes and requirements for raw materials and other components, or the demand for those same raw materials and components by third parties, necessary to manufacture and produce the Company’s products including related to shortages in procuring necessary raw materials and components to manufacture and produce such products; the success of the Company’s suppliers and customers and the impact of any consolidation in the industries of the Company’s suppliers and customers; the ability of the Company to deploy its capital successfully; unanticipated outcomes related to outsourcing certain manufacturing processes; unanticipated outcomes related to litigation matters; and adverse weather conditions. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this filing. The Company assumes no obligation, and disclaims any obligation, to update such forward-looking statements to reflect subsequent events or circumstances.

JOHNSON OUTDOORS INC.
(thousands, except per share amounts)
	THREE MONTHS ENDED		SIX MONTHS ENDED
Operating results	March 28, 2025	March 29, 2024	March 28, 2025	March 29, 2024
Net sales	$168,349	$175,856	$275,998	$314,500
Cost of sales	109,483	114,425	184,949	200,215
Gross profit	58,866	61,431	91,049	114,285
Operating expenses	53,965	61,684	106,387	114,492
Operating profit (loss):	4,901	(253)	(15,338)	(207)
Interest income, net	(557)	(817)	(1,543)	(1,977)
Other expense (income), net	1,300	(2,448)	974	(7,141)
Profit (loss) before income taxes	4,158	3,012	(14,769)	8,911
Income tax expense (benefit)	1,854	856	(1,783)	2,800
Net income (loss)	$2,304	$2,156	$(12,986)	$6,111
Weighted average common shares outstanding - Dilutive	10,272	10,234	10,272	10,225
Net income (loss) per common share - Diluted	$0.22	$0.21	$(1.26)	$0.59

Segment Results
Net sales:
Fishing	$134,891	$138,608	$217,363	$249,100
Camping & Watercraft Recreation	17,852	20,248	27,303	30,974
Diving	15,820	16,924	31,504	34,402
Other / Eliminations	(214)	76	(172)	24
Total	$168,349	$175,856	$275,998	$314,500
Operating profit (loss):
Fishing	$9,469	$7,427	$1,208	$18,956
Camping & Watercraft Recreation	1,246	1,223	600	(497)
Diving	(413)	(298)	(1,321)	(876)
Other / Eliminations	(5,401)	(8,605)	(15,825)	(17,790)
Total	$4,901	$(253)	$(15,338)	$(207)

Balance Sheet Information (End of Period)
Cash, cash equivalents and short-term investments			$93,951	$84,270
Accounts receivable, net			116,776	129,345
Inventories, net			180,057	249,201
Total current assets			407,079	477,329
Long-term investments			—	2,157
Total assets			624,474	691,678
Total current liabilities			104,833	108,532
Total liabilities			183,372	191,589
Shareholders’ equity			441,102	500,089

Johnson Outdoors Inc.
David Johnson
VP & Chief Financial Officer
262-631-6600

Patricia Penman
Chief Marketing Officer
262-631-6600